                                                                    Exhibit 10.2

                           GENERAL SERVICES AGREEMENT


This General Services Agreement (the "Agreement") is made and effective as of March 25, 2003 ("Effective Date"), by and between RRD International, LLC, a Delaware limited liability company with principal executive offices located at 11 North Washington Street, Suite 310, Rockville, MD 20850 (hereinafter "RRD"), and Bioenvision, Inc., a Delaware corporation with principal executive offices located at 509 Madison Avenue, Suite 404, New York, New York 10022 (hereinafter "Bioenvision"). When executed by both parties hereto, this Agreement will set forth the terms and conditions under which RRD agrees to provide certain services to Bioenvision as set forth herein.

                                    Recitals:

WHEREAS, Bioenvision is in the business of developing, manufacturing and/or distributing pharmaceutical products, biotechnology products and/or medical devices;

WHEREAS, RRD is engaged in the business of conducting product evaluation and development on behalf of entities engaged in the development, manufacture, distribution and/or sale of pharmaceutical products, biotechnology products and/or medical devices; and


     WHEREAS, Bioenvision and RRD desire to enter into this Agreement, pursuant to which RRD will perform the services set forth in this Agreement for Bioenvision in connection with the development, manufacture and distribution of Bioenvision's clofarabine, trilostane and OLIGON(TM) technologies, in each case, as more fully set forth in this Agreement (the "Project").


                                   Agreement:

1.0 Services to be Provided. The services to be performed hereunder shall be specified in the Scope of Work attached hereto as Addendum 1 (the "Scope of Work"), as well as the Project Time line, attached hereto as Addendum 2 (the "Project Time Line" and collectively with the Scope of Work, the Project Assumptions and the Project Services Checklist, the "Services"). RRD and Bioenvision, where appropriate, shall cooperate in the completion of a Transfer of Obligations Form in conjunction with this Agreement. Any responsibilities not specifically transferred in the Transfer of Obligations Form shall remain the regulatory responsibility of Bioenvision. The Transfer of Obligations Form will be filed with the Food and Drug Administration ("FDA") by Bioenvision, where appropriate, or as required by law or regulation, and will be attached hereto as Addendum 5 (the "Transfer of Regulatory Obligations").

2.0 Payment of Fees and Expenses. Bioenvision will pay RRD for reasonable and accountable fees, expenses and pass-through costs in accordance with the budget estimate attached hereto as Addendum 3 (the "Budget") and in accordance with the payment terms attached hereto as Addendum 4 (the "Payment Terms"). Bioenvision agrees that the budget and payment will be structured in an effort to maintain cash neutrality for RRD (with respect to the payment of professional fees, pass-through costs and otherwise). RRD acknowledges that prior to the date hereof Bioenvision has provided an upfront cash payment to RRD in the amount of sixty thousand dollars ($60,000) ("Initial Deposit"). The Initial Deposit will be used by RRD to pay its invoices at the time they are presented to Bioenvision commencing with the first invoice delivered to Bioenvision. Thereafter, RRD shall invoice Bioenvision bi-monthly and Bioenvision shall pay each invoice promptly. Any amounts remaining at the end of the Project will be applied to the final invoice and any amount remaining will be immediately refunded to Bioenvision. The currency to be used for invoice and payment shall be U.S. Dollars.

3.0 Term. This Agreement shall commence on the Effective Date that it is executed by both parties and shall continue until the Services are completed or until terminated by either party in accordance with
         Section 15.0 below.

4.0 Change Orders. Any change in the details of this Agreement or the assumptions upon which the Agreement is based (including, but not limited to, changes in an agreed starting date for a project or suspension of the project by Bioenvision) may require changes in the budget and/or time lines and shall require a written amendment to the Agreement (a "Change Order"). Each Change Order shall detail the requested changes to the applicable task, responsibility, duty, budget, time line or other matter. The Change Order will become effective upon the execution of the Change Order by both parties and RRD will be given a reasonable period of time within which to implement the changes (not to exceed thirty days unless otherwise agreed to between the parties). Both parties agree to act in good faith and promptly when considering a Change Order requested by the other party. RRD reserves the right to postpone effecting material changes in the scope of the Services until such time as the parties agree to and execute the corresponding Change Order. For any Change Order that affects the scope of the regulatory obligations that have been or will be transferred to RRD, RRD and Bioenvision promptly shall execute a corresponding amendment to the Transfer of Obligations Form. Such amendment shall be executed by RRD and Bioenvision and filed by Bioenvision with the FDA, where appropriate, or as required by law or regulation.

5.0 Confidentiality. It is understood that during the course of this Agreement, RRD and its employees may be exposed to data and information that is confidential and proprietary to Bioenvision. All such data and information, including, without limitation, all analyses, compilations, studies, notes, summaries and any and all other records prepared by the receiving party that contain or otherwise reflect or are generated by such data and information (hereinafter "Bioenvision Confidential Information"), written or verbal, tangible or intangible, made available, disclosed or otherwise made known by any means to RRD and its employees as a result of Services under this Agreement shall be considered proprietary and confidential, shall be maintained in strict confidence and shall be considered the sole and exclusive property of Bioenvision. All information regarding RRD's pricing and RRD's Property (as defined in Section 6.0 below), disclosed by RRD to Bioenvision in connection with this Agreement is proprietary, confidential information belonging to RRD (hereinafter "RRD Confidential Information," and together with the Bioenvision Confidential Information, the "Confidential Information").

         The Confidential Information shall be used by the receiving party and its employees only for purposes of performing the receiving party's obligations hereunder. Each party agrees that it will not reveal, publish or otherwise disclose the Confidential Information of the other party to any third party without the prior written consent of the disclosing party. Each party agrees that it will not disclose the terms of this Agreement to any third party without the written consent of the other party, which shall not unreasonably be withheld. These obligations of confidentiality and nondisclosure shall remain in effect for a period of ten (10) years after the termination of this Agreement.

         The foregoing obligations shall not apply to Confidential Information to the extent that it: (a) is or becomes generally available to the public other than as a result of a disclosure by the receiving party;
         (b) becomes available to the receiving party on a non-confidential basis from a source that is not prohibited from disclosing such information; (c) was developed independently of any disclosure by the disclosing party or was known to the receiving party prior to its receipt from the disclosing party, as shown by contemporaneous written evidence; or (d) is required by law or regulation to be disclosed in the reasonable discretion of the disclosing party.

         The parties hereto acknowledge that money damages would be both incalculable and an insufficient remedy for any breach of the confidentiality restrictions set forth in this Section 5.0, and that any such breach would cause the other party irreparable harm. Accordingly, the parties hereto agree that in the event of any breach or threatened breach hereof by Bioenvision or RRD or by their respective representatives, the other party to this Agreement shall be entitled, in addition to any other remedy available at law, to equitable relief, including, without limitation, injunctive relief and/or specific performance without the posting of any bond or other security.

6.0 Ownership and Inventions. All data and information, including, without limitation, all inventions and/or related patents or other intellectual property of any kind or nature, and all improvements thereon and/or modifications thereof, in each case, generated or derived by RRD as the result of services performed by RRD under this Agreement shall be and remain the sole and exclusive property of Bioenvision. Any inventions that may evolve from the data and information described above or as the result of services performed by RRD under this Agreement shall belong exclusively to Bioenvision and RRD agrees to assign any and all of its rights in all such inventions and/or related patents or other intellectual property of any kind or nature, in each case, to Bioenvision. Notwithstanding the foregoing, Bioenvision acknowledges that RRD possesses certain inventions, processes, know-how, trade secrets, improvements, other intellectual properties and other assets, including, but not limited to, analytical methods, procedures and techniques, procedure manuals, personnel data, financial information, computer technical expertise and software, that have been independently developed by RRD and that relate to primarily and directly to its business or operations (collectively "RRD's Property"). Bioenvision and RRD agree that any of RRD's Property or improvements thereto that are used, improved, modified or developed by RRD under or during the term of this Agreement are the sole and exclusive property of RRD.

         At the completion of the Services by RRD, all materials, information and all other data owned by Bioenvision or that Bioenvision has a right to pursuant to the terms of this Agreement, including, without limitation, the Bioenvision Confidential Information, regardless of the method of storage or retrieval, shall be delivered promptly

         (but in no event more than thirty (30) days following such completion of Services or termination of the Agreement) to Bioenvision in such form as is then currently in the possession of RRD, subject to the payment obligations set forth in Section 2.0 herein. RRD, however, reserves the right to retain, at its own cost and subject to the confidentiality provisions herein, one copy of all materials provided to Bioenvision as the result of the Services, which material will be used solely to satisfy regulatory requirements or to resolve disputes regarding the Services. Nothing in this Agreement shall be construed to transfer from Bioenvision to RRD any FDA or regulatory record-keeping requirements unless such transfer is specifically provided for in the applicable Transfer of Obligations Form.

7.0 Independent Contractor Relationship. For the purposes of this Agreement, the parties hereto are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint venturers. Neither party shall have the power or right to bind or obligate the other party, nor shall it hold itself out as having such authority.

8.0 Representations; Regulatory Compliance; Inspections. RRD represent and warrants and covenants to Bioenvision that RRD complies with and will continue to comply in all material respects with all applicable state and federal laws and regulations applicable to the conduct of its business. In addition, RRD covenants to Bioenvision that its Services will be conducted in compliance with all applicable state and federal laws, rules and regulations, including, but not limited to, the Federal Food, Drug and Cosmetic Act and the regulations promulgated pursuant thereto and with the standard of care customary in the contract research industry. RRD certifies that it has not been debarred under the Generic Drug Enforcement Act or under any similar legislation promulgated under the laws of the European Community or any member state therein and that it will not knowingly employ any person or entity that has been so debarred to perform any Services under this Agreement. Bioenvision represents and certifies that it will not require RRD to perform any assignments or tasks in a manner that would violate any applicable law or regulation. Bioenvision further represents that it will cooperate with RRD in taking any actions that RRD reasonably believes are necessary to comply with the regulatory obligations that have been transferred to RRD.

         Each party acknowledges that the other party may respond independently to any regulatory correspondence or inquiry in which such party or its affiliates is named. However, each party shall: (a) notify the other party promptly of any FDA or other governmental or regulatory inspection or inquiry concerning any study or project of Bioenvision in which RRD is providing Services, including, but not limited to, inspections of investigational sites or laboratories; (b) promptly forward to the other party copies of any correspondence from any regulatory or governmental agency relating to such a study or project, including, but not limited to, Form FD-483 notices and FDA refusal to file, rejection or warning letters, even if they do not specifically mention the other party; (c) obtain the prior written consent of the other party, which consent will not be unreasonably withheld, before referring to the other party or any of its affiliates in any regulatory correspondence or before responding to such regulatory correspondence; and (d) use its best efforts to obtain prior written consent, which consent shall not be unreasonably withheld, before responding to any such regulatory inquiry. Where reasonably practicable, each party will be given the opportunity to have a representative present during a FDA or regulatory inspection. However, each party acknowledges that it may not direct the manner in which the other party fulfills its obligations to permit inspection by governmental entities.

         Each party agrees that during an inspection by the FDA or other regulatory authority concerning any study or project of Bioenvision in which RRD is providing Services, it will not disclose information and materials that are not required to be disclosed to such agency without the prior written consent of the other party, which consent shall not be unreasonably withheld. Such information and materials includes, but are not limited to, the following: (a) financial data and pricing data (including, but not limited to, the budget and payment schedule); (b) sales data (other than shipment data); (c) personnel data (other than data as to qualification of technical and professional persons performing functions subject to regulatory requirements); and (d) Confidential Information.

         During the term of this Agreement, RRD will permit Bioenvision's representatives to conduct routine administrative audits on an annual basis, which audits shall last no more than two (2) days, to examine or audit the work performed hereunder at the facilities at which the work is conducted upon reasonable advance notice during regular business hours to confirm that the project assignment is being conducted adequately in accordance with the agreed upon responsibilities and procedures and that the facilities are adequate.

9.0 Relationship with Investigators. If this Agreement obligates RRD to contract with investigators or investigative sites (collectively, "Investigators"), then any such contract shall be on a form mutually acceptable to RRD and Bioenvision. If an Investigator requests any material changes to such form, RRD shall submit the proposed change to Bioenvision and Bioenvision shall promptly review, comment on and/or approve such proposed changes. If Bioenvision approves a form Investigator Agreement, or any changes to the form, that differ from the terms of this Agreement (including, but not limited to, allowing an Investigator to publish results or data that RRD is prohibited from revealing), then RRD shall have no liability for any such approved provisions or changes. The parties acknowledge and agree that Investigators shall not be considered the employees, agents or subcontractors of RRD or Bioenvision, and that Investigators shall exercise their own independent medical judgment. RRD's responsibilities with respect to Investigators shall be limited to those responsibilities specifically set forth in this Agreement.

         If RRD will be paying Investigators on behalf of Bioenvision, the parties will agree to a pre-approved, written schedule of amounts to be paid to Investigators. Bioenvision acknowledges and agrees that RRD will only pay Investigators from advances or pre-payments received from Bioenvision for Investigators' services and that RRD will not make payments to Investigators prior to receipt of sufficient funds from Bioenvision. Bioenvision acknowledges and agrees that RRD will not be responsible for delays in a study or project to the extent that such delays are caused by Bioenvision's failure to make adequate pre-payment for Investigators' services. Bioenvision further acknowledges and agrees that payments for Investigators' services are pass-through payments to third parties and are separate from payments for RRD's Services. Bioenvision agrees that it will not withhold Investigator payments except to the extent that it has reasonable questions about the services performed by a particular Investigator.

10.0 Conflict of Agreements; Non-Competition. RRD represents to Bioenvision that it is not a party to any agreement that would prevent it from fulfilling its obligations under this Agreement and that during the term of this Agreement, RRD will not enter into any agreement to provide services that would in any way prevent it from providing the services contemplated under this Agreement. Bioenvision agrees that it will not enter into an agreement with a third party that would alter or affect the regulatory obligations delegated to RRD pursuant to this Agreement without the written consent of RRD, which consent will not be unreasonably withheld; provided, however, that the parties hereto acknowledge and agree that any regulatory obligations delegated to RRD during the Term of this Agreement may be revised in accordance with
         Section 4.0 hereof..

         RRD represents that it is not a party to any agreement, nor shall RRD enter into any agreement during the term of this Agreement, to develop products for, or in conjunction with, any person or entity that consist of compounds with the same mechanisms of actions (i.e. same molecular targets) for the same indications as any of Bioenvision's products.

11.0 Publication. Project results may not be published or referred to, in whole or in part, by RRD or its affiliates without the prior express written consent of Bioenvision. Neither party will use the other party's name in connection with any publication or promotion without the other party's prior written consent, except as required by law, including, without limitation, the rules and regulations of the FDA or the Securities and Exchange Commission.

12.0 Limitation of Liability. In no event shall the collective, aggregate liability (including, but not limited to, contract, negligence and tort liability, as well as for any special, incidental, indirect or consequential damages, including, but not limited to, the loss of opportunity, loss of use or loss of revenue or profit in connection with or arising out of this Agreement or the Services performed hereunder) of RRD and its respective directors, officers, employees and agents under this Agreement exceed the greater of (a) two times the aggregate fees earned by RRD pursuant to this Agreement from and after the date hereof, or (b) three million U.S. dollars ($3,000,000).

13.0 Indemnification. Bioenvision shall indemnify, defend and hold harmless RRD and its directors, officers, employees and agents (each, a "RRD Indemnified Party"), from and against any and all losses, damages, liabilities, reasonable attorney fees, court costs and expenses (collectively "Losses") resulting from or arising out of any breach of this Agreement or any third-party claims, actions, proceedings, investigations or litigation relating to, arising from or in connection with this Agreement or the Services contemplated herein (including, without limitation, any Losses arising from or in connection with any study, test, device, product or potential product to which this Agreement relates), except to the extent such Losses are determined to have resulted from the gross negligence, reckless or willful misconduct or intentional misconduct of the RRD Indemnified Party seeking indemnity hereunder.

         RRD shall indemnify, defend and hold harmless Bioenvision and its affiliates, and its and their directors, officers, employees and agents (each, a "Bioenvision Indemnified Party"), from and against any and all losses, damages, liabilities, reasonable attorney fees, court costs, and expenses (collectively "Bioenvision Losses") resulting or arising from any breach of this Agreement or any third-party claims, actions, proceedings, investigations or litigation relating to or arising from or in connection with this Agreement or the Services contemplated herein (including, without limitation, any Bioenvision Losses arising from or in connection with any study, test, device, product or potential product to which this Agreement relates), to the extent such Bioenvision Losses are determined to have resulted from the gross negligence, reckless or willful misconduct or intentional misconduct of RRD.

14.0 Indemnification Procedure. The party seeking indemnification hereunder shall give the indemnifying party prompt notice of any such claim or lawsuit (including a copy thereof) served upon it and shall fully cooperate with the indemnifying party and its legal representatives in the investigation of any matter that is the subject of indemnification. The party seeking indemnification shall not unreasonably withhold its approval of the settlement of any claim, liability, or action covered by this Indemnification provision.

15.0 Termination. This Agreement may be terminated without cause by Bioenvision or by RRD, in each case, in such party's sole and absolute discretion, at any time during the term of the Agreement on thirty (30) days' prior written notice to RRD or Bioenvision, as appropriate. Either party may terminate this Agreement for material breach upon thirty (30) days' prior written notice specifying the nature of the breach, if such breach has not been cured within the succeeding 30-day period as determined by the reasonable discretion of the non-breaching party. In the event that RRD or Bioenvision, as the case may be, determines that RRD's continued performance of the Services contemplated by this Agreement would constitute a potential or actual violation of regulatory or scientific standards of integrity, either such party may terminate this Agreement by giving written notice to the other stating the effective date (which may be less than thirty (30) days from the notice date) of such termination.

         In the event this Agreement is terminated, Bioenvision shall pay RRD for all Services performed in accordance with this Agreement and reimburse RRD for all costs and expenses incurred in performing those Services, in each case, through the effective date of such termination. Upon receipt of a termination notice, RRD shall cease performing any work not necessary for the orderly close out of the Services or for the fulfillment of regulatory requirements. Bioenvision shall pay for all actual costs, including time spent by RRD's personnel (which shall be billed at RRD's standard rates included in RRD's business proposal to Bioenvision, as may be amended or supplemented from time to time), incurred to complete activities associated with the termination and close out of the project or Services, including the fulfillment of any regulatory requirements. If the termination is not due to a breach by or other failure of RRD, Bioenvision also shall pay the standard rates of any RRD personnel exclusively assigned to the terminated project or Services (provided that such personnel's time is not already being billed for close-down services) from the date of the notice of termination until the effective date of termination, or until thirty
         (30) days from receipt of the notice, whichever is first to occur. RRD shall make all reasonable efforts in good faith to promptly re-assign such personnel.

         Upon the termination of this Agreement, RRD promptly shall deliver to Bioenvision all data and materials provided by Bioenvision to RRD for the conduct of Services under the impacted Project. All statistical data, all statistical reports, all data entries and any other documentation produced as the result of Services performed by RRD under the impacted Project shall be delivered to Bioenvision promptly upon payment to RRD for all Services completed in accordance with this Agreement (but in no event later than three (3) days following such payment to RRD unless otherwise agreed to between the parties). RRD shall cooperate in good faith to ensure the orderly transition of all such data and materials with respect to the impacted Project(s) to Bioenvision or its designee.

16.0 Cooperation; Delays; Disclosure of Hazards. Bioenvision shall forward to RRD in a timely manner all data and information in Bioenvision's possession or control necessary for RRD to conduct the Services under this Agreement. RRD shall not be liable to Bioenvision nor be deemed to have breached this Agreement for errors, delays or other consequences arising primarily and directly from Bioenvision's failure to provide documents, materials or information or to otherwise cooperate with RRD in order for RRD to timely and properly perform its obligations, except to the extent that, by any act or omission of RRD, such errors, delays or other consequences are caused by or relate to the gross negligence or intentional misconduct of RRD. Bioenvision acknowledges that, if it materially delays or suspends performance of the Services, then the personnel and/or resources originally allocated to the project may be re-allocated and RRD will not be responsible for delays due to required re-staffing or re-allocation of resources. Bioenvision shall provide RRD with all information available to it regarding known or potential hazards associated with the use of any substances supplied to RRD by Bioenvision and Bioenvision shall not, to its knowledge, fail to comply with any current legislation and regulations concerning the shipment of substances by the land, sea or air.

17.0 Force Majeure. In the event either party shall be delayed or hindered in or prevented from the performance of any act required hereunder by reasons of strike, lockouts, labor troubles, inability to procure materials or services, failure of power or restrictive government, judicial orders or decrees, riots, insurrection, war, Acts of God, inclement weather, or other reason or cause beyond that party's control, then performance of such act (except for the payment of money owed) shall be excused for the period of such delay.

18.0 Notices and Deliveries. Any notice required or permitted to be given hereunder by either party hereunder shall be in writing and shall be deemed given on the date received if delivered personally or by a reputable overnight delivery service, or three (3) days after the date postmarked if sent by registered or certified mail, return receipt requested, postage prepaid to the following addresses:

         If to RRD:
                                    Charles W. Finn, Ph.D.
                                    Chief Operating Officer
                                    Chief Development Officer
                                    RRD International, Inc.
                                    11 North Washington Street, Suite 310
                                    Rockville, MD  20850

         With a copy to:            Carol Ann Brideau
                                    RRD International, Inc.
                                    11 North Washington Street, Suite 310
                                    Rockville, MD  20850

     If to Bioenvision:             Bioenvision, Inc.
                                    509 Madison Avenue, Suite 404
                                    New York, New York 10022
                                    Attention:  Chairman and General Counsel

     With a copy to:                Paul, Hastings, Janofsky & Walker LLP
                                    75 East 55th Street
                                    New York, New York 10022
                                    Attention:  Luke P. Iovine, III, Esq.

         If Bioenvision delivers, ships or mails materials or documents to RRD, or requests that RRD deliver, ship or mail materials or documents to Bioenvision or to third parties, then the expense and risk of loss for such deliveries, shipments or mailings shall be borne by Bioenvision. RRD disclaims any liability for the actions or omissions of third-party delivery services or carriers.

19.0 Insurance. RRD will maintain, for the duration of this Agreement, insurance in an amount reasonably adequate to cover its obligations hereunder and, upon request, RRD will provide Bioenvision with a certificate of insurance showing that such insurance is in place.

20.0 Assignment. Neither party may assign any of its rights or obligations under this Agreement to any party without the express, written consent of the other party, which consent shall not be unreasonably withheld or delayed.

21.0 Choice of Law and Enforceability. This Agreement shall be construed, governed, interpreted, and applied in accordance with the laws of the State of Delaware, exclusive of its conflicts of laws provisions. The failure to enforce any right or provision herein shall not constitute a waiver of that right or provision. If any provisions herein are found to be unenforceable on the grounds that they are overly broad or in conflict with applicable laws, it is the intent of the parties that such provisions be replaced, reformed or narrowed so that their original business purpose can be accomplished to the extent permitted by law and so that the remaining provisions shall not in any way be affected or impaired thereby.

22.0 Survival. The rights and obligations of Bioenvision and RRD, which by intent or meaning have validity beyond such termination (including, but not limited to, the rights with respect to product-related inventions, confidentiality, discoveries and improvements, indemnification and liability limitations) shall survive the termination of this Agreement.

23.0 Arbitration. Any controversy or claim arising out of, or relating to, this Agreement or the breach thereof shall be settled by arbitration administered by the American Arbitration Association ("AAA") under its Commercial Arbitration Rules and judgment on the award rendered by the arbitrator shall be binding and may be entered in any court having jurisdiction thereof. Such arbitration shall be filed and conducted in the county and city of New York and shall be conducted in English by one arbitrator mutually acceptable to the parties selected in accordance with AAA Rules.

24.0 Entire Agreement and Modification. This Agreement contains the entire understandings of the parties with respect to the subject matter herein, and supersedes all previous agreements (oral and written), negotiations and discussions. Any modifications to the provisions herein must be in writing and signed by the parties.


IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto through their duly authorized officers on the date first-above written.


                      ACKNOWLEDGED, ACCEPTED AND AGREED TO:

RRD INTERNATIONAL, LLC                                        BIOENVISION, INC.


By:        /s/ Joseph P. Clancy                               By:      /s/ David P. Luci
   --------------------------------------------------            -------------------------------------------------

Name:      Joseph P. Clancy                                   Name:    David P. Luci
     ------------------------------------------------              -----------------------------------------------

Title:     Chief Executive Officer                            Title:   Director of Finance and General Counsel
      -----------------------------------------------               ----------------------------------------------

FEDERAL ID #  02-0671939                                      FEDERAL ID # 13-4025857
            -----------------------------------------                     ----------------------------------------

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